As filed with the Securities and Exchange Commission on October 1, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTERPRISE PRODUCTS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	76-0568219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 Louisiana Street, 10th Floor Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

EPD Unit Purchase Plan

(Third Amendment and Restatement)

(Full title of the plan)

Stephanie C. Hildebrandt

1100 Louisiana Street, 10th Floor

Houston, Texas 77002

(Name and address of agent for service)

(713) 381-6500

(Telephone number, including area code, of agent for service)

Copies to:

David C. Buck

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units representing limited partner interests	3,559,121	$60.33	$214,721,770	$27,657

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional number of common units representing limited partner interests in the issuer (“Common Units”) as may become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding Common Units.
(2)	Represents Common Units reserved for issuance under the EPD Unit Purchase Plan (Third Amendment and Restatement).
(3)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act and based upon the average of the high and low sales prices of the Common Units as reported on The New York Stock Exchange on September 25, 2013.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), Enterprise Products Partners L.P. (“Enterprise” or the “Partnership”) is filing this registration statement to register 3,559,121 additional Common Units pursuant to the EPD Unit Purchase Plan (Third Amendment and Restatement) (and as may be further amended from time to time, the “Plan”), not previously registered, including awards that may be issued after the date of this registration statement. The Board of Directors of the general partner of the Partnership recommended for approval and, on September 30, 2013, the unitholders of the Partnership approved an amendment and restatement to the Plan that, among other things, increased the number of Common Units available for issuance under the Plan from 440,879 to up to 4,000,000 Common Units, pursuant to the Plan, and extended the term of the Plan.

The contents of the registration statement on Form S-8 of Enterprise (No. 333-176718) relating to the Plan are incorporated by reference into this registration statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Partnership incorporates by reference in this registration statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed by the Partnership with the Commission (File No. 001-14323) on March 1, 2013;

(2) The Partnership’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2013 and June 30, 2013;

(3) The Partnership’s Current Reports on Form 8-K as filed by the Partnership with the Commission (File No. 001-14323) on February 8, 2013, February 21, 2013, March 13, 2013, March 18, 2013, May 3, 2013, June 3, 2013, June 20, 2013, August 1, 2013 and September 30, 2013 (only to the extent the information contained in each of these Forms 8-K has been filed and not furnished); and

(4) The description of the Partnership’s common units contained in the Partnership’s Registration Statement on Form 8-A/A (File No. 001-14323) as filed by the Partnership with the Commission on November 23, 2010, and any amendment or report filed for the purpose of updating that description.

All documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The Partnership’s partnership agreement provides that the Partnership will indemnify (i) Enterprise Products Holdings LLC (“Enterprise GP”), (ii) any departing general partner, (iii) any person who is or was an affiliate of Enterprise GP or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of Enterprise GP or any departing general partner or any affiliate of Enterprise GP or any departing general partner or (v) any person who is or was serving at the request of Enterprise GP or any departing general partner or any affiliate of any such person, any affiliate of Enterprise GP or any fiduciary or trustee of another person (each, a “Partnership Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to the best interests of the

II-1

Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of the Partnership, and Enterprise GP shall not be personally liable for, or have any obligation to contribute or lend funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase and maintain (or to reimburse Enterprise GP or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Enterprise GP provides for the indemnification of (i) present or former members of the Board of Directors of Enterprise GP or any committee thereof, (ii) present or former members of Enterprise GP (iii) present or former officers, employees, partners, agents or trustees of Enterprise GP or (iv) persons serving at the request of Enterprise GP in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (iii) (each, a “General Partner Indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as a General Partner Indemnitee; provided, that in each case the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of Enterprise GP and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of Enterprise GP. Enterprise GP is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of Enterprise GP, regardless of whether Enterprise GP would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Partnership or Enterprise GP as set forth above, the Partnership and Enterprise GP have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits to this registration statement are listed in the exhibit index that immediately precedes such exhibits and are incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 1, 2013.

ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products Holdings LLC as General Partner

By: /s/ Michael A. Creel
Michael A. Creel Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Creel, W. Randall Fowler and Stephanie C. Hildebrandt and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 1, 2013.

Name	Title (Position with Enterprise Products Holdings LLC)
/s/ RANDA DUNCAN WILLIAMS Randa Duncan Williams	Director and Chairman of the Board

/s/ MICHAEL A. CREEL Michael A. Creel	Director and Chief Executive Officer (Principal Executive Officer)

/s/ W. RANDALL FOWLER W. Randall Fowler	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ A. JAMES TEAGUE A. James Teague	Director and Chief Operating Officer

/s/ THURMON M. ANDRESS Thurmon M. Andress	Director

/s/ RICHARD H. BACHMANN Richard H. Bachmann	Director

/s/ E. WILLIAM BARNETT E. William Barnett	Director

Name	Title (Position with Enterprise Products Holdings LLC)
/s/ LARRY J. CASEY Larry J. Casey	Director

/s/ RALPH S. CUNNINGHAM Ralph S. Cunningham	Director

/s/ CHARLES E. MCMAHEN Charles E. McMahen	Director

/s/ REX C. ROSS Rex C. Ross	Director

/s/ EDWIN E. SMITH Edwin E. Smith	Director

/s/ RICHARD S. SNELL Richard S. Snell	Director

/s/ MICHAEL J. KNESEK Michael J. Knesek	Senior Vice President, Controller and Principal Accounting Officer

EXHIBIT INDEX

Number	Description

4.1	Form of Common Unit certificate (filed as Exhibit A to Amendment No. 1 to Sixth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. and incorporated by reference to Exhibit 3.1 to Form 8-K filed August 16, 2011).

4.2	Certificate of Limited Partnership of Enterprise Products Partners L.P. (incorporated by reference to Exhibit 3.6 to Form 10-Q filed November 9, 2007).

4.3	Certificate of Amendment to Certificate of Limited Partnership of Enterprise Products Partners L.P., filed on November 22, 2010 with the Delaware Secretary of State (incorporated by reference to Exhibit 3.6 to Form 8-K filed November 23, 2010).

4.4	Sixth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated November 22, 2010 (incorporated by reference to Exhibit 3.2 to Form 8-K filed November 23, 2010).

4.5	Amendment No. 1 to Sixth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. dated effective as of August 11, 2011 (incorporated by reference to Exhibit 3.1 to Form 8-K filed August 16, 2011).

4.6	Certificate of Formation of Enterprise Products Holdings LLC (formerly named EPE Holdings, LLC) (incorporated by reference to Exhibit 3.3 to Form S-1/A Registration Statement, Reg. No. 333-124320, filed by Enterprise GP Holdings L.P. on July 22, 2005.

4.7	Certificate of Amendment to Certificate of Formation of Enterprise Products Holdings LLC (formerly named EPE Holdings, LLC), filed on November 22, 2010 with the Delaware Secretary of State (incorporated by reference to Exhibit 3.5 to Form 8-K filed November 23, 2010).

4.8	Fifth Amended and Restated Limited Liability Company Agreement of Enterprise Products Holdings LLC dated effective as of September 7, 2011 (incorporated by reference to Exhibit 3.1 to Form 8-K filed September 8, 2011).

4.9	EPD Unit Purchase Plan (Third Amendment and Restatement) (incorporated by reference to Annex B to Definitive Proxy Statement on Schedule 14A filed August 26, 2013).

*5.1	Opinion of Andrews Kurth LLP with respect to the legality of the securities.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Powers of Attorney (set forth on the signature page of this registration statement).

*	Filed herewith.